CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm in the  Registration  Statement on Form

N-1A of the Gardner Lewis  Investment  Trust and to the use of our reports dated

December 26, 2007 on the financial  statements  and financial  highlights of The

Chesapeake  Growth  Fund,  The  Chesapeake  Core Growth Fund and The  Chesapeake

Aggressive  Growth  Fund  (each a series of shares of Gardner  Lewis  Investment

Trust) as of and for the year ended October 31, 2007. Such financial  statements and financial  highlights  appear in the 2007 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.





                                          /s/ Briggs, Bunting & Dougherty, LLP

                                          BRIGGS, BUNTING & DOUGHERTY, LLP

PHILADELPHIA, PENNSYLVANIA
FEBRUARY 27, 2008